Exhibit 99.01

eBay Announces Senior Management Changes

San Jose, Calif., July 6, 2006 – eBay Inc. (Nasdaq: EBAY) today announced several changes in the company’s senior management, including the planned departure of PayPal President Jeff Jordan and the elevation of several company leaders into new positions. The changes will help the company leverage the expertise of top executives and further eBay’s efforts to build synergies among its brands.

Jordan, who joined the company in 1999, plans to leave his position in the fall to spend more time with his family. Jordan led eBay North America from 2000 through 2004 and helped it become the premier ecommerce franchise in North America.  He was named President of PayPal in December 2004, and under his tenure PayPal continued to expand on the eBay marketplace and successfully built a thriving business among online merchants outside of eBay. In 2005, PayPal reached $1 billion in revenue for the first time in its history. Since Q3 2004, the last full quarter before Jordan became President of PayPal, total payment volume increased by 89 percent to $8.8 billion, and the number of user accounts jumped 85 percent to 105 million.

“Jeff has had a long and successful career at PayPal and eBay, building two of the most powerful ecommerce and payment brands on the Internet,” said Meg Whitman, President & CEO, eBay Inc. “Jeff’s been a valued colleague and close friend, and while I’m sorry to see him go, I wish him the very best.”

Long-time eBay executive Rajiv Dutta will replace Jordan as President of PayPal. Dutta has been with eBay since 1998, serving in a variety of finance and operating roles. Dutta was eBay’s Chief Financial Officer and head of eBay strategy from 2001 through 2005 during a period of rapid growth and global expansion. Dutta was also closely involved in several major acquisitions, including the acquisition of PayPal in 2002. In early 2006, Dutta was named President of Skype where he has worked closely with Skype CEO and founder Niklas Zennström on managing Skype’s growth and integration with eBay.

Alex Kazim, currently Vice President of Products for Skype, will assume the role of President of Skype, reporting to Zennström. A seven-year veteran of eBay, Alex has held leadership positions in all of eBay’s businesses, including vice president of eBay’s classifieds businesses and platform solutions group, and vice president of marketing and business operations for PayPal. Working with Zennström, Kazim will be responsible for continuing the growth of the business. Skype now has more than 100 million users, and those people used Skype for 6.9 billion minutes in the first quarter of 2006, a 31% increase over the previous quarter.

In addition, Henry Gomez, currently General Manager of Skype North America, will become Chief Marketing Officer and Director of Country Operations Worldwide for Skype, a newly created role in which he will be responsible for worldwide marketing and local business activities around the world. Gomez is a 6-year eBay veteran who ran eBay’s marketing PR, corporate communications and government relations operations prior to joining Skype last November. Gomez will also report directly to Zennström. Don Albert, Director of Business Development for Skype North America, will replace Gomez as General Manager of Skype North America.

eBay also named Lorrie Norrington President of eBay International effective immediately. Norrington, who had been President and CEO of Shopping.com, will now be responsible for all of eBay’s international marketplaces, as well as Shopping.com. Norrington replaces Matt Bannick who, as previously announced, will spearhead eBay’s initiatives in corporate philanthropy and the developing world. Norrington joined Shopping.com as president and CEO in June 2005 after four years as an officer of Intuit, Inc. and 20 years of leadership in several global businesses at General Electric, where she gained valuable experience in managing and growing large operational functions.

Josh Silverman will assume day-to-day operations at Shopping.com. Silverman, who will take the title of General Manager, most recently served as Vice President of Products for Shopping.com. Prior to that, Silverman held a variety of management positions at eBay, including Vice President for eBay Netherlands and Marktplaats.nl. Before joining eBay, Silverman was a co-founder and CEO of Evite.

“We have the leading brands in ecommerce, online payments, and online communications. Transferring leadership across those businesses allows us to better innovate and collaborate throughout the company,” said Whitman. “Rajiv and Lorrie bring proven leadership abilities to their new positions, and Alex, Henry, Don and Josh demonstrate the range and depth of our next generation of leaders.”

About eBay Inc.

Founded in 1995, eBay pioneers communities built on commerce, sustained by trust, and inspired by opportunity. eBay enables ecommerce on a local, national and international basis with an array of websites – including the eBay Marketplaces, PayPal, Skype, Kijiji, Rent.com and Shopping.com – that bring together millions of buyers and sellers every day.

###